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                                                                     EXHIBIT 5.1



                       [Dorsey & Whitney LLP letterhead]


The Board of Directors
First Bank System, Inc.
601 Second Avenue South
Minneapolis, Minnesota  55401

          Re:  First Bank System, Inc.
               Registration Statement on Form S-4
               File No. 333-16991

Ladies and Gentlemen:

          We have acted as counsel to First Bank System, Inc., a Delaware corporation (the "Company") and Depositor of FBS Capital I, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the proposed issuance by the Trust of $300,000,000 aggregate Liquidation Amount of the Trust's 8.09% Capital Securities due November, 15, 2026 (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $300,000,000 aggregate Liquidation Amount of the Trust's outstanding 8.09% Capital Securities due November 15, 2026 (the "Old Capital Securities");
(ii) the proposed issuance by the Company to the Trust of $309,279,000 aggregate principal amount of the Company's 8.09% Junior Subordinated Debentures (the "New Junior Subordinated Debentures") registered under the Securities Act, in exchange for up to $309,279,000 aggregate principal of the Company's outstanding 8.09% Junior Subordinated Debentures (the "Old Junior Subordinated Debentures"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the New Capital Securities, registered under the Securities Act, in exchange for the guarantee (the "Old Guarantee") which guarantees the payment of Distributions and payments on liquidation or redemption of the Old Capital Securities. The New Capital Securities are issuable under an Amended and Restated Trust Agreement dated as of November 26, 1996 (the "Trust Agreement") between the Company, as Depositor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the Administrative Agents named therein; the New Junior Subordinated Debentures are issuable under an Indenture dated as of November 15, 1996 (the "Indenture") between the Company and Wilmington Trust Company, as Debenture Trustee; and the New Guarantee is issuable under the Guarantee Agreement dated as of November 26, 1996 (the "Guarantee Agreement") between the Company and Wilmington Trust Company, as Guarantee Trustee.

          We have examined such documents, including resolutions adopted by the Board of Directors of the Company on November 16, 1996 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Capitalized terms
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The Board of Directors
First Bank System, Inc.
December 20, 1996
Page 2

used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

          Based on the foregoing, we are of the opinion that:

          (1) The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender and cancellation of a like amount of Old Junior Subordinated Debentures in the manner described in the Registration Statement, the New Junior Subordinated Debentures will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

          (2) The New Guarantee has been duly authorized by all requisite corporate action and, when executed as specified in the Guarantee Agreement and delivered against surrender and cancellation of the Old Guarantee in the manner described in the Registration Statement, the New Guarantee will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.

          The opinions set forth above are subject to the following qualifications and exceptions:


          (a) Our opinions in paragraphs (1) and (2) above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

          (b) Our opinions in paragraphs (1) and (2) above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) Minnesota Statutes (S) 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts
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The Board of Directors
First Bank System, Inc.
December 20, 1996
Page 3

     executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.


          Our opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

          We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Validity of the New Securities" contained in the Prospectus included therein.

Dated:  December 20, 1996

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP

                                    DORSEY & WHITNEY LLP

CFS